Exhibit 99.1

Ingles Markets, Incorporated Announces Final Results of Tender Offer and Consent Solicitation

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 27, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) (“Ingles” or the “Company”) announced today the final results of its previously announced tender offer and consent solicitation (the “Offer”) for its 8 7/8% Senior Subordinated Notes due 2011 (the “Notes”) (CUSIP No. 457030AC8). The Offer expired at 11:59 p.m., New York City time, on May 26, 2009 (the “Expiration Date”).

As of the Expiration Date, tenders and consents had been received from holders of $335.8 million in aggregate principal amount, representing approximately 96.0%, of the outstanding Notes. The Company has elected to redeem the remaining outstanding Notes on June 1, 2009, at a redemption price of 101.369%.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2008 Form 10-K and 2009 Forms 10-Q.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer